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                                                                    EXHIBIT 99.1


PRESS RELEASE


              NEW ENGLAND BANCSHARES, INC. REPORTS EARNINGS FOR THE
                          QUARTER ENDED JUNE 30, 2003

ENFIELD, CT, July 25, 2003 - New England Bancshares,  Inc. (the "Company") (OTC:
NEBS), the holding company for Enfield Federal Savings and Loan Association (the "Bank") reported net income for the quarter ended June 30, 2003 of $143,000 compared to $240,000 for the same quarter a year ago. The decrease in net income was due to an increase in operating expenses related to the opening of two branch offices in 2002 and the staff additions to support them.

Earnings per share for the quarter ended June 30, 2003 amounted to $0.07. Per share earnings are not applicable for the prior comparative period because the Company first issued shares in June 2002 and, therefore, are not presented.

Net interest income for the first quarter increased by $168,000 to $1,335,000 compared to $1,167,000 for the first fiscal quarter in 2002. This increase was primarily from the growth in earning assets. The Company's net interest margin for the quarter ended June 30, 2003 was 3.61% compared to 3.56% in the year earlier quarter. Net interest margin is defined as the ratio of net interest income to total average earning assets.

Noninterest income for the quarter ended June 30, 2003 was $145,000 compared to $103,000 reported for the same period last year. Net gains from the sales of investment securities this quarter were $37,000 compared to $12,000 for the same period a year ago.

Total noninterest expenses for the quarter ended June 30, 2003 were $1,217,000, an increase of $363,000, or 42.5%, from $854,000 for the same quarter a year ago. This increase reflects our growth in staff and occupancy expenses associated with the opening of two branch offices in 2002.

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At June 30, 2003, total assets were $164.8 million,  an increase of $3.6 million from a year ago. Net loans outstanding increased $11.7 million to $94.2 million compared to June 30, 2002 with additional funds primarily being added to the investment portfolio. The growth in assets was supported by the growth in deposits. Total deposits were $130.8 million at June 30, 2003 an increase of $1.8 million over June 30, 2002.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake - and specifically disclaims any obligation - to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates Enfield Federal Savings and Loan Association with six banking centers servicing the communities of Enfield, Manchester, Suffield, and Windsor Locks. For more information regarding the Bank's products and services, please visit www.enfieldfederal.com.
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                               STATISTICAL SUMMARY
                                   (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



          PERIOD ENDING JUNE 30, 2003                    THREE MONTHS
--------------------------------------------    --------------------------------
                                                    2003                2002
--------------------------------------------    ------------        ------------
Net interest income                               $1,335              $1,167
Provision for loan losses                            $60                 $60
Noninterest income                                  $145                $103
Noninterest expenses                              $1,217                $854
Net income                                          $143                $240
Earnings per share                                 $0.07                 N/A
Average Shares outstanding                     2,019,880                 N/A




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BALANCE SHEET DATA AT
JUNE 30, 2003                                  2003                  2002
-----------------------------           -------------------    -----------------
Total assets                                 $164,807              $147,757
Total loans, net                              $94,179               $82,510
Loan loss reserve                              $1,068                  $833
Total deposits                               $130,761              $116,462
Total equity                                  $23,434               $22,585
Book value per share                           $11.60                   N/A

KEY RATIOS QUARTER ENDED
JUNE 30, 2003
-----------------------------           -------------------    -----------------
Return on average assets                        0.36%                 0.67%
Return on average equity                        2.45%                 6.62%
Net interest margin                             3.61%                 3.56%


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CONTACT:

        New England Bancshares, Inc.
        David J. O'Connor, 860/253-5200